Miramar Labs, Inc. and KTL Bamboo, Inc.
Unaudited Pro Forma Combined Financial Information
On June 7, 2016, Miramar Technologies, Inc. (f/k/a Miramar Labs, Inc.), or the Company, and Miramar Labs, Inc. (f/k/a KTL Bamboo, Inc.), or Miramar, consummated an Agreement and Plan of Merger and Reorganization, or Merger Agreement. Pursuant to the Merger Agreement, the stockholders of the Company contributed all of their equity interests in the Company to Miramar for shares of Miramar common stock, which resulted in the Company becoming a wholly-owned subsidiary of Miramar (the Merger).
Following the effectiveness of the Merger on June 7, 2016, Miramar amended and restated its Certificate of Incorporation to decrease its authorized common stock to 100,000,000 shares and 5,000,000 shares of “blank check” preferred stock, par value of $0.001 per share.

In conjunction with the merger, the Company effected a 1-for-13.5259 reverse stock split of the Company's then outstanding common stock, convertible preferred stock and convertible preferred stock warrants. All of the share and per share amounts have been adjusted, on a retroactive basis, to reflect the 1-for-13.5259 reverse stock split on the following pro forma financials.
Upon closing of the Merger, under the terms of the Split-Off Agreement, dated June 7, 2016 among Miramar, Spacepath Enterprise Corp., a Nevada corporation and wholly-owned special purpose subsidiary of Miramar, (the Split-Off Subsidiary), and Andrey Zasoryn, and a general release agreement dated June 7, 2016 (the General Release Agreement), Miramar transferred all of its pre-Merger operating assets and liabilities to the Split-Off Subsidiary. Thereafter, Miramar transferred all of the outstanding shares of capital stock of the Split-Off Subsidiary to Mr. Zasoryn in exchange for the surrender and cancellation of shares of Miramar common stock held by Mr. Zasoryn.
At the closing of the Merger, Miramar conducted a private placement offering of its securities for $9.1 million (including the conversion of convertible debt) through the sale of 1,810,708 shares of the common stock, at an offering price of $5.00 per share, or the Private Placement Offering. Existing Company investors purchased $8.5 million of shares in the Private Placement Offering. Outstanding preferred stock was converted into 3,611,858 shares of common stock. Certain shareholders of Miramar retained 900,000 shares of the common stock. The former stockholders of the Company collectively own approximately 89.0 % of the outstanding shares of Miramar’s common stock.
Immediately following the closing of the Merger, Miramar’s outstanding shares of common stock are owned as follows:

•	Former holders of the Company’s capital stock hold an aggregate of 8,118,775 shares of the surviving corporation’s common stock, or approximately 75.6% on a fully diluted basis;

•	Former holders of the Company's capital stock hold an aggregate of 66,924 warrants to purchase shares of the surviving corporation's common stock, or approximately 0.6% on a fully diluted basis;

•
The Private Placement Offering resulted in an aggregate of 1,810,708 shares of the surviving corporation’s common stock, consisting of 1,698,808 shares held by existing Company shareholders and 111,900 shares issued to new shareholders, or together approximately 16.9% on a fully diluted basis;

•	44,760 shares of common stock issued as warrants to placement agents in the Private Placement Offering as payment for services provided, or approximately 0.4% on a fully diluted basis;

•
Holders of Miramar common stock prior to the closing of the Merger hold an aggregate of 1,004,000 shares of the surviving corporation’s common stock, or approximately 9.3% on a fully diluted basis; and

•
1,500,732 shares of common stock are reserved for issuance under the 2006 Stock Incentive Plan, or the 2006 Plan, representing approximately 14.0% on a fully diluted basis. Upon closing, 857,731 options to purchase shares of the surviving corporation’s common stock are granted to employees under the 2006 Plan.

The Merger is being accounted for as a reverse-merger and recapitalization. The Company is the acquirer for financial reporting purposes, and Miramar is the acquired company. Consequently, the assets, liabilities and operations that will be reflected in the historical financial statements prior to the Merger will be those of the Company and will be recorded at the historical cost basis of the Company, and the consolidated financial statements after completion of the Merger will include the assets, liabilities and results of operations of the Company up to the day prior to the closing of the Merger and the assets, liabilities and results of operations of the combined company from and after the closing date of the Merger. The unaudited pro forma combined financial information is based on individual historical financial statements of the Company and Miramar prepared under U.S. GAAP and is adjusted to give effect to the Merger.
The historical financial statements have been adjusted in the pro forma combined financial statements to give effect to events that are (1) directly attributable to the Merger, (2) factually supportable, and (3) with respect to the statement of operations, expected to have a continuing impact on the combined entities. The unaudited pro forma combined statements of operations eliminate any non-recurring charges directly related to the Merger that the combined entities incurred upon completion of the Merger.
Due to different fiscal periods for the Company and Miramar, the March 31, 2016 unaudited pro forma combined balance sheet is based upon the historical balance sheet data of the Company as of March 31, 2016 and the historical balance sheet data of Miramar as of April 30, 2016, giving effect to events that are directly attributable to the Merger, as if the Merger were consummated as of March 31, 2016. The unaudited pro forma combined statements of operations combine the Company’s historical statements of operations for the year ended December 31, 2015 and the three months ended March 31, 2016 with Miramar's historical statements of operations for the year ended July 31, 2015 as well as the three months ended April 30, 2016, giving effect to the events that are directly attributable to the Merger, as if the Merger were consummated at the beginning of the year ended December 31, 2015, and that are expected to have a continuing impact on the combined company. The difference in fiscal periods between the Company and Miramar does not result in a material misstatement in the combined pro-forma financial statements.
The unaudited pro forma combined financial information does not purport to represent what the combined company’s results of operations or financial position would actually have been had the Merger occurred on the dates described above or to project the combined company’s results of operations or financial position for any future date or period.
The unaudited pro forma combined financial information should be read together with (1) the Company's audited consolidated financial statements for the years ended December 31, 2015 and 2014, and (2) the Company's unaudited condensed consolidated financial statements for the three month periods ended March 31, 2016 and 2015.

	Miramar Technologies, Inc. and Miramar Labs, Inc. Unaudited Pro Forma Combined Balance Sheet
	As of March 31, 2016

	Miramar Technologies, Inc. (unaudited)	Miramar Labs, Inc. (as of April 30, 2016) (unaudited)	Merger Pro Forma Adjustments (unaudited)		Combined Pro Forma (unaudited)
Assets
Current assets
Cash and cash equivalents	$1,426,985	$—	$6,732,511	B	$8,159,496
Accounts receivable, net	2,813,299	—	—		2,813,299
Inventories	4,813,631	—	—		4,813,631
Prepaid expenses and other current assets	277,533	—	—		277,533
Total current assets	9,331,448	—	6,732,511		16,063,959
Property and equipment, net	944,119	35,134	(35,134)	A	944,119
Restricted cash	295,067	—	—		295,067
Other noncurrent assets	19,560	—	—		19,560
Total assets	$10,590,194	$35,134	$6,697,377		$17,322,705
Liabilities, Redeemable Convertible Preferred Stock and Stockholders’ Deficit
Current liabilities
Notes payable, net of discount	$13,549,222	$43,604	$(43,604)	A	$9,605,194
			(3,944,028)	C
Accounts payable	879,366	101,180	(101,180)	A	879,366
Accrued and other current liabilities	3,630,655	6,000	(6,000)	A	3,630,655
Deferred revenue	241,203	—	—		241,203
Total current liabilities	18,300,446	150,784	(4,094,812)		14,356,418
Warrant liability	475,738	—	(475,738)	D	109,349
			109,349	E
Deferred rent, noncurrent	106,414	—	—		106,414
Capital lease payable, noncurrent	11,841	—	—		11,841
Total liabilities	18,894,439	150,784	(4,461,201)		14,584,022
Redeemable convertible preferred stock, $.001 par value - 40,000,000 shares authorized and 2,826,981 shares issued and outstanding at March 31, 2016 (Liquidation preference of $61,179,942)	61,179,942	—	(61,179,942)	C	—
Stockholders’ deficit
Series A convertible preferred stock, $0.001 par value - 2,100,000 shares authorized and 147,864 shares issued and outstanding at March 31, 2016 (Liquidation preference of $2,000,000)	148	—	(148)	C	—
Series B convertible preferred stock, $0.001 par value - 9,000,000 shares authorized and 589,784 shares issued and outstanding at March 31, 2016 (Liquidation preference of $14,359,244)	590	—	(590)	C	—
Common stock, $0.001 par value - 105,000,000 shares authorized and 398,540 shares issued and outstanding at March 31, 2016	399		1,402	B	8,630
			6,829	C

Common stock, $0.001 par value - 300,000,000 shares authorized and 4,504,503 shares issued and outstanding at April 30, 2016	—	4,505	(4,505)	A	—
Additional paid-in capital	27,276,400	39,495	(39,495)	A	91,071,494
			6,731,109	B
			57,173,334	C
			(109,349)	E
Accumulated deficit	(96,761,724)	(159,650)	159,650	A	(88,341,441)
			7,944,545	C
			475,738	D
Total stockholders’ deficit	(69,484,187)	(115,650)	72,338,520		2,738,683
Total liabilities and stockholders’ deficit	$10,590,194	$35,134	$6,697,377		$17,322,705

	Miramar Technologies, Inc. and Miramar Labs, Inc.
	Unaudited Pro Forma Combined Balance Sheet
	For the three months ended March 31, 2016

	Miramar Technologies, Inc.	Miramar Labs, Inc. (For three months ended April 30, 2016)	Merger Pro Forma Adjustments		Combined Pro Forma
	(unaudited)	(unaudited)	(unaudited)		(unaudited)
Revenue	$4,287,333	$—	$—		$4,287,333
Cost of revenue	2,028,557	—	—		2,028,557
Gross profit	2,258,776	—	—		2,258,776
Operating expenses:
Research and development	921,589	—	—		921,589
Sales and marketing	3,023,009	22,803	(22,803)	A	3,023,009
General and administrative	1,337,996	—	—		1,337,996
Total operating expenses	5,282,594	22,803	(22,803)		5,282,594
Loss from operations	(3,023,818)	(22,803)	22,803		(3,023,818)
Interest income	1,140	—	—		1,140
Interest expense	(315,748)	—	—		(315,748)
Loss on debt conversion			(5,416,298)	C	(5,416,298)
Other income, net	25,355	—	(23,878)	D	1,477
Net loss before provision for income taxes	(3,313,071)	(22,803)	(5,417,373)		(8,753,247)
Provision for income taxes	(1,525)	—	—		(1,525)
Net and comprehensive loss	(3,314,596)	(22,803)	(5,417,373)		(8,754,772)
Accretion of redeemable convertible preferred stock	—	—	—		—
Net loss attributable to common stockholders	$(3,314,596)	$(22,803)	$(5,417,373)		$(8,754,772)
Net loss per share attributable to common stockholders, basic and diluted	$(8.32)	$—	$—		$(8.38)

	Miramar Technologies, Inc. and Miramar Labs, Inc.
	Unaudited Pro Forma Combined Balance Sheet
	For the year ended December 31, 2015

	Miramar Technologies, Inc.	Miramar Labs, Inc. (For year ended July 31, 2015)	Merger Pro Forma Adjustments		Combined Pro Forma
	(unaudited)	(unaudited)	(unaudited)		(unaudited)
Revenue	$17,199,511	$28,163	$(28,163)	A	$17,199,511
Cost of revenue	8,257,048	5,040	(5,040)	A	8,257,048
Gross profit	8,942,463	23,123	(23,123)		8,942,463
Operating expenses:
Research and development	4,974,120	—	—		4,974,120
Sales and marketing	11,757,734	—	—		11,757,734
General and administrative	5,468,916	50,155	(50,155)	A	5,468,916
Total operating expenses	22,200,770	50,155	(50,155)		22,200,770
Loss from operations	(13,258,307)	(27,032)	27,032		(13,258,307)
Interest income	5,931	—	—		5,931
Interest expense	(1,295,930)	—	—		(1,295,930)
Loss on debt conversion	—	—	(2,528,247)	C	(2,528,247)
Other income, net	62,780	—	499,616	D	562,396
Net loss before provision for income taxes	(14,485,526)	(27,032)	(2,001,599)		(16,514,157)
Provision for income taxes	(8,722)	—	—		(8,722)
Net and comprehensive loss	(14,494,248)	(27,032)	(2,001,599)		(16,522,879)
Accretion of redeemable convertible preferred stock	(3,117)	—	—		(3,117)
Net loss attributable to common stockholders	$(14,497,365)	$(27,032)	$(2,001,599)		$(16,525,996)
Net loss per share attributable to common stockholders, basic and diluted	$(37.33)	$—	$—		$(35.12)

Merger Pro Forma Adjustments

A -	The adjustment reflects the split-off of Miramar assets, liabilities and operations, and the surrender and cancellation of Miramar pre-Merger outstanding capital stock upon consummation of the Merger.

B -
Miramar completed an private placement offering of its securities through the sale of 1,401,826 shares of common stock, at an offering price of $5.00 per share, less broker fees and not including any shares issued in exchange for convertible debt.

C -	The adjustment reflects outstanding common and preferred stock, and convertible notes payable with existing investors converted to common stock.

•	3,564,629 preferred stock converted to 3,611,858 common stock, $.001 par value, at $5.00 per share

•	Outstanding convertible notes payable with current investors converted to 2,418,627 common stock

•	389,482 common stock issued to current common stockholders

D -
The adjustment reflects 66,924 preferred stock warrants converted to 66,924 common stock warrants, and the elimination of the change in fair value of warrant liability and reclassification of these to warrants to equity.

E -	The adjustment reflects the fair value of 44,760 common stock warrants issued to the broker classified as warranty liability.